EXHIBIT 99.1

Edible Garden Reports Q1 2025 Financial Results and Provides Strategic Update

Non-Perishable Revenue Grows 15%; Gross Profit Nearly Quadruples Year-over-Year as Company Shifts Focus to Higher Margin, Shelf-Stable Offerings

Strategic Product Mix Realignment Driving Operational Efficiency and Margin Expansion

Conference Call to Be Held Today at 8:00 am ET.

BELVIDERE, NJ, May 15, 2025 — Edible Garden AG Incorporated (“Edible Garden” or the “Company”) (Nasdaq: EDBL, EDBLW), a leader in controlled environment agriculture (CEA), locally grown, organic and sustainable produce and products, today provided a business update and reported financial results for the three months ended March 31, 2025.

“Our performance in the first quarter reflects the strength of our strategic direction and the disciplined execution of our product realignment,” said Jim Kras, Chief Executive Officer of Edible Garden. “We are delivering on our plan to shift toward higher-margin, shelf-stable products that meet consumer demand and support long-term profitability. In line with this vision, we continue to invest in both our people and our infrastructure, including the expansion of our consumer-packaged goods (CPG) portfolio through product lines such as Kick. Sport Nutrition, Pickle Party, Squeezables, Pulp®, and Vitamin Way®/Vitamin Whey®. These brands are building strong momentum as we develop our omnichannel go-to-market strategy and deepen engagement with modern, health-conscious consumers. Already, these investments are beginning to yield results, particularly in our shelf-stable categories, where early retail traction and consumer response have exceeded expectations. We are also beginning to see tangible financial benefits from our strategy—most notably, a nearly fourfold increase in gross profit compared to the same period last year. This improvement reflects not only better cost management but also the early success of our deliberate transition toward higher-margin, shelf-stable product lines. Non-perishable revenue - revenue from products other than cut herbs or potted herbs - grew 15% year-over-year in the quarter, a clear indication that our innovation across brands like Kick. Sport Nutrition, Pickle Party, Squeezables, Pulp®, and Vitamin Way®/Vitamin Whey® is resonating with consumers. This growth underscores the Company’s strategic transition into a more CPG-oriented organization—one that prioritizes innovation, brand-building, and sustained market presence over commoditized, low-margin products and product categories.”

“Our strategy is guided by a commitment to streamlined execution, disciplined cost management, and consistent investment in brand development. We believe these focus areas will enable us to build a more agile and efficient organization while supporting the long-term growth of our CPG portfolio. As we shift our mix toward higher-margin, shelf-stable categories like Kick. Sport Nutrition, Pickle Party, Squeezables, Pulp®, and Vitamin Way®/Vitamin Whey®, we are actively reshaping the business around innovation, consumer relevance, and sustainable practices. This approach has not only improved our operational performance but is also expected to strengthen our competitive positioning as a trusted, better-for-you brand in both retail and e-commerce channels. Through targeted innovation and a clear focus on brand-led growth, we believe we are creating a scalable platform designed to drive value for consumers, retail partners, and shareholders alike.”

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“Cut herbs experienced a noteworthy 13% seasonal growth in Q1 2025, reflecting increased consumer preference for convenience and value, while our overall core herb products portfolio remained relatively flat as we continued to fine-tune our product mix and phase out less profitable SKUs. This reflects strategic decisions made in 2024 to exit lower-margin floral and lettuce categories to focus on higher margin, less commoditized offerings.”

Recently, Edible Garden completed an acquisition of certain assets of a sustainable aquaculture company based in Fort Dodge, Iowa, from NaturalShrimp Farms Inc. (“Natural Shrimp”). This $15.5 million transaction, funded through a mix of preferred equity and institutional investment, enhances Edible Garden’s balance sheet and adds to its R&D and warehousing capabilities. Through the acquisition, the Company also secured two patents for water treatment technologies that are expected to be integrated into its greenhouse operations to advance sustainability—supporting the Company’s Zero-Waste Inspired® mission.

In addition to strengthening its product portfolio, Edible Garden made progress expanding its national distribution footprint during the quarter. The Company launched, or grew, retail partnerships with several key accounts, including Stop & Shop, Walmart, ShopRite, and Berkot’s Super Foods. These new and expanded placements not only support growth in both the fresh and non-perishable categories but also leverage Edible Garden’s patented merchandising solutions, such as its self-watering in-store displays. Recent launches of products like Kick. Sport Nutrition, Pickle Party, Squeezables and Pulp® have accelerated Edible Garden’s retail expansion, driving new placements across major grocery retailers and regional chains while reinforcing the Company’s omnichannel presence.

Throughout the quarter, Edible Garden continued to leverage its vertically integrated infrastructure and patented GreenThumb technology to drive efficiencies in its supply chain. The Company also maintained its commitment to U.S.-based operations, with over 90% of its business remaining domestic—minimizing exposure to global tariffs and disruptions.

“We are confident that our U.S.-focused production model, combined with our transition toward higher-margin, branded product lines and the expansion of our omnichannel presence, positions Edible Garden to thrive in an evolving market landscape. With the recent acquisition of Natural Shrimp and its proprietary water treatment technology, we are enhancing both our operational infrastructure and sustainability leadership. At the same time, our continued investment in innovative CPG brands like Kick. Sport Nutrition, Pickle Party, Squeezables, Pulp®, and Vitamin Way®/Vitamin Whey® is driving early momentum, validating our strategic direction. As we execute on our vision, we believe we are building a more resilient, scalable, and differentiated business—one capable of delivering long-term growth and shareholder value,” concluded Mr. Kras.

Financial results for the three months ended March 31, 2025

For the quarter ended March 31, 2025, revenue totaled $2.7 million, a decrease of 13.2% compared to $3.1 million for the three months ended March 31, 2024. The decline was primarily driven by the Company’s strategic exit from lower-margin floral and lettuce product lines. Non-perishable revenue grew 15% year-over-year in the quarter, a clear indication that our innovative shelf-stable brands like Kick. Sport Nutrition, Pickle Party, Squeezables, and Pulp® are resonating with consumers.

Cost of goods sold was $2.6 million for the first quarter of 2025, compared to $3.1 million for the same period in 2024. The decrease reflects the decreased revenue in the quarter. Gross profit increased to $88,000, compared to $23,000 in the prior-year period, representing an increase of approximately 283% year-over-year. Gross margin improved to 3.2%, up from 0.7% in the first quarter of 2024, reflecting early returns from the Company’s shift to higher-margin, shelf-stable product lines.

Selling, general and administrative expenses were $3.0 million for the quarter, down from $3.9 million in the prior year period. The reduction was primarily attributable to lower personnel costs and the roll-off of severance expenses incurred in the first quarter of 2024 related to executive transitions.

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Net loss was $3.3 million for the three months ended March 31, 2025, compared to a net loss of $4.0 million for the three months ended March 31, 2024. The year-over-year improvement in net loss was driven by cost reductions and increased contribution from higher-margin non-perishable product sales.

The complete financial results for the quarter ended March 31, 2025, are available in the Company’s Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission and available at: www.sec.gov.

Conference Call

Edible Garden will host a conference call today at 8:00 A.M. Eastern Time to discuss the Company’s financial results for the quarter ended March 31, 2025, as well as the Company’s corporate progress and other developments.

The conference call will be available via telephone by dialing toll-free +1 877-545-0523 for U.S. callers or +1 973-528-0016 for international callers and entering access code 336637. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2914/52448 or on the investor relations section of the company’s website, https://ediblegardenag.com/presentations/.

A webcast replay will be available on the investor relations section of the Company’s website at https://ediblegardenag.com/presentations/ through May 15, 2026. A telephone replay of the call will be available approximately one hour following the call, through May 29, 2025, and can be accessed by dialing +1 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering access code 52448.

ABOUT EDIBLE GARDEN®

Edible Garden AG Incorporated is a leader in controlled environment agriculture (CEA), locally grown, organic, and sustainable produce and products backed by Zero-Waste Inspired® next generation farming. Offered at over 5,000 stores in the US, Caribbean and South America, Edible Garden is disrupting the CEA and sustainability technology movement with its safety-in-farming protocols, use of sustainable packaging, patented GreenThumb software and Self-Watering in-store displays. The Company currently operates its own state-of-the-art vertically integrated greenhouses and processing facilities in Belvidere, New Jersey and Grand Rapids, Michigan, and has a network of contract growers, all strategically located near major markets in the U.S. Its proprietary GreenThumb 2.0 patented (US Nos.: US 11,158,006 B1, US 11,410,249 B2 and US 11,830, 088 B2) software optimizes growing in vertical and traditional greenhouses while seeking to reduce pollution-generating food miles. Its proprietary patented (U.S. Patent No. D1,010,365) Self-Watering display is designed to increase plant shelf life and provide an enhanced in-store plant display experience. The Company has been named a FoodTech 500 company by Forward Fooding, a leading AgriFoodTech organization.  In addition, Edible Garden is also a Giga Guru member of Walmart's Project Gigaton sustainability initiative. Edible Garden is also a developer of ingredients and proteins, providing an accessible line of plant and whey protein powders under the Vitamin Way® and Vitamin Whey® brands. In addition, the Company’s Kick. Sports Nutrition line features premium performance products that cater to today’s health-conscious athletes looking for cleaner labeled, better for you options. Furthermore, Edible Garden offers a line of fresh, sustainable and functional condiments such as Pulp fermented gourmet & chili-based sauces and Edible Garden's Pickle Party - fresh pickles & krauts. For more information on Pulp products go to https://www.pulpflavors.com. For more information on Vitamin Whey® products go to https://vitaminwhey.com. For more information on Edible Garden go to https://ediblegardenag.com.

Forward-Looking Statements

This press release contains forward-looking statements, including with respect to the Company’s ability to improve its financial results, the Company’s growth strategies, the Company’s ability to expand into new product lines, and its performance as a public company. The words “believe,” “design,” “expect,”  “seek,” “vision,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including market and other conditions and the Company’s ability to improve its financial performance and achieve its growth objectives, and other factors set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2024 and subsequent quarterly reports on Form 10-Q. Actual results might differ materially from those explicit or implicit in the forward-looking statements. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

EDBL@crescendo-ir.com

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EDIBLE GARDEN AG INCORPORATED
UNAUDITED CONDESED CONSOLIDATED BALANCE SHEETS
(In thousands, except shares)

	March 31,	December 31,
	2025	2024

ASSETS

Current assets:
Cash	$409	$3,530
Accounts receivable, net	1,757	1,968
Inventory, net	1,476	1,544
Prepaid expenses and other current assets	586	335

Total current assets	4,228	7,377

Property, equipment and leasehold improvements, net	2,980	3,145
Operating lease right-of-use assets	1,148	1,202
Finance lease right-of-use assets	103	114
Intangible assets, net	42	43
Other assets	34	34

TOTAL ASSETS	$8,535	$11,915

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
LIABILITIES:
Current liabilities:
Accounts payable and other accrued expenses	$3,302	$4,018
Current maturities of operating lease liabilities	215	212
Current maturities of finance lease liabilities	42	41
Short-term debt, net of discounts	1,624	1,939

Total current liabilities	5,183	6,210

Long-term liabilities:
Long-term debt, net of discounts	433	544
Long-term operating lease liabilities	937	992
Long-term finance lease liabilities	64	75

Total long-term liabilities	1,434	1,611

Total liabilities	6,617	7,821

COMMITMENTS AND CONTINGENCIES (Note 10)

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock ($0.0001 par value, 100,000,000 shares authorized, 1,436,734 and 1,065,402 shares outstanding as of March 31, 2025 and December 31, 2024, respectively (1))	-	-
Preferred stock	-	-
Additional paid-in capital	46,553	44,946
Obligation to issue shares	-	459
Accumulated deficit	(44,635)	(41,311)

Total stockholders’ equity (deficit)	1,918	4,094

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$8,535	$11,915

(1) Adjusted to reflect the stock splits

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EDIBLE GARDEN AG INCORPORATED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per-share information)

	Three Months Ended March 31
	2025	2024

Revenue	$2,718	$3,132
Cost of goods sold	2,630	3,109

Gross profit	88	23

Selling, general and administrative expenses	3,015	3,884
Gain on sale of asset	(1)	-
Loss from operations	(2,926)	(3,861)

Other income (expenses)
Interest expense, net	(440)	(117)
Other income / (loss)	42	1
Total other income (expenses)	(398)	(116)

NET LOSS	$(3,324)	$(3,977)

Deemed dividend on warrants
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(3,324)	$(3,977)

Net Income / (Loss) per common share - basic and diluted (1)	$(2.47)	$(341.14)

Weighted-Average Number of Common Shares Outstanding – Basic and Diluted (1)	1,343,329	11,658

(1) Adjusted to reflect the stock splits

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